Exhibit 5.1

McGuireWoods LLP

One James Center

Richmond, Virginia 23219

January 29, 2009

Dominion Resources, Inc.

120 Tredegar Street

Richmond, Virginia 23219

Ladies and Gentlemen:

We have advised Dominion Resources, Inc., a Virginia corporation (the “Company”), in connection with (i) the Registration Statement on Form S-3, as amended (File No. 333-157013) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission for the purpose of registering various securities under the Securities Act of 1933, as amended (the “Act”), including, among other securities, the Company’s common stock (without par value), to be offered from time to time by the Company on terms to be determined at the time of the offering, and (ii) the offer and sale by the Company of up to $400,000,000 aggregate offering amount of the Company’s common stock (the “Shares”) as described in the Company’s Prospectus, dated January 29, 2009, which is a part of the Registration Statement, and its Prospectus Supplement, dated January 29, 2009 (the “Prospectus Supplement”). The Shares are being offered to the public in accordance with three separate Sales Agency Agreements, each dated January 29, 2009, between the Company and each of BNY Mellon Capital Markets, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated (the “Sales Agreements”).

We have examined the Sales Agreements and such corporate records, certificates and other documents, and reviewed such questions of law, as we have considered necessary or appropriate for the purpose of this opinion.

On the basis of such examination and review, we advise you that, in our opinion, as of the date hereof, the Shares have been duly authorized for issuance and sale pursuant to the Sales Agreements; and when issued, delivered and paid for in accordance with the terms of the Registration Statement, the Prospectus Supplement and the Sales Agreements, such Shares will be validly issued, fully paid and nonassessable.

Dominion Resources, Inc.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K and the incorporation of this opinion by reference in the Registration Statement and to references to us under the heading “Legal Matters” in the Registration Statement and in the Prospectus Supplement relating to the Shares. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ McGuireWoods LLP